Consent of Independent Auditors

The Board of Directors
The Pittston Company:

We consent to incorporation by reference in the registration statements
(Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040, 33-53565, 333-02219,
333-78631 and 333-78633) on Form S-8 of The Pittston Company of our report dated February 1, 2001 relating to the consolidated financial statements listed in the accompanying Index to Financial Statements and Schedules in Item 14(a)1 included in the 2000 Annual Report on Form 10-K of The Pittston Company, which report appears in the 2000 Annual Report on Form 10-K of The Pittston Company.

Our report refers to a change in the method of accounting for nonrefundable installation revenues and the related direct costs of acquiring new subscribers in 2000 as a result of the implementation of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

Our report also refers to a change in the method of accounting for derivative instruments and hedging activities in 1998 as a result of adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."


Richmond, Virginia
March 28, 2001